FORM OF EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement (the “Agreement”), is effective as of ______________, 2013 by and between BMO Asset Management Corp., a Delaware corporation (the “Adviser”) and BMO Lloyd George Frontier Markets Equity Fund, a Delaware statutory trust (the “Fund”).

WHEREAS, the Fund and the Adviser have entered into an investment advisory agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Fund may have one or more classes of shares (each, a “Class” and collective, the “Classes”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of each Class of the Fund at a level below that to which such Class may otherwise be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.           EXPENSE LIMITATION.

1.1           Applicable Expense Limit.  To the extent that the ordinary operating expenses incurred by a Class of the Fund in any fiscal year, excluding interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund’s business, and Acquired Fund Fees and Expenses (“Operating Expenses”), exceed the percentage of the average daily net assets of a Class of the Fund, as set forth in Schedule A (the “Expense Limit”), such excess amount (the “Excess Amount”) shall be the liability of the Adviser to the extent set forth in this Agreement. The Fund may offset amounts owed to it pursuant to this Agreement against the advisory fee payable to the Adviser subject to Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”). Furthermore, to the extent that the Excess Amount exceeds such waived or reduced advisory fees, the Adviser shall reimburse such Class’s Operating Expenses.

1.2           Duration of Expense Limit.  The Expense Limit with respect to each Class of the Fund shall remain in effect through the Date of Expiration of Expense Limit as set forth in Schedule A, as amended from time to time, unless this Agreement is terminated pursuant to Section 2 below.

2.           TERM.

This Agreement shall become effective with respect to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Fund’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, and shall continue until terminated by either of the parties hereto in accordance with Paragraph 3 of this Agreement.

3.           TERMINATION OF AGREEMENT.

This Agreement shall terminate with respect to the Fund upon the earlier of termination of the Advisory Agreement or the date set forth in Schedule A.  This Agreement may not be terminated prior to the date set forth in Schedule A without the consent of the Board of Trustees of the Fund, unless terminated due to termination of the Advisory Agreement.  The obligation of the Adviser under Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

4.           MISCELLANEOUS.

4.1           Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2           Interpretation.  Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

4.3           Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4           Amendments.  This Agreement may be amended only by a written agreement signed by each of the parties hereto.  Schedule A to this Agreement may be amended from time to time by mutual agreement of the parties, subject to the approval of the Board of Trustees of the Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

BMO LLOYD GEORGE FRONTIER MARKETS EQUITY FUND

By:
Name:         John M. Blaser
Title:           President

BMO ASSET MANAGEMENT CORP.

By:
Name:
Title:

SCHEDULE A
(as of ___________, 2013)

Fund	Expense Limit (%)	Date of Expiration of Expense Limit
BMO Lloyd George Frontier Markets Equity Fund
Investor Class (Class Y)	2.00%	12/31/2014

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